Voting Rights Exercise Form				Number of Voting Rights:	Exhibit 99.4 voting rights
To: NIPPONKOA Insurance Company, Limited		Company Proposal		Number of Shares Held on the Record Date	shares

Date of Extraordinary Shareholders Meeting:	Number of Voting Right(s):	Proposals	Approval or Disapproval on the Original Proposals	The number of voting rights is one per one unit of shares held.
December 22, 2009	voting rights	Proposal No.1

--     Requests    --

1. If you attend the shareholders meeting, please hand in the Voting Rights Exercise Form at the reception.

2. If you are unable to attend the shareholders meeting, but wish to exercise your voting rights, you may exercise your voting rights in either of the following ways.

[Exercise voting rights in writing]

-   Please indicate your approval or disapproval on the Voting Rights Exercise Form, and return it to us by mail so that it reaches us by 5 p.m. on December 21, 2009.

[Exercise voting rights via the Internet]

    http://www.evote.jp/

-   Please access the above site from your computer or mobile phone (i-Mode, EZweb or Yahoo!-Keitai).

-   Enter your Login ID and Temporary Password shown below to enter the site, and then follow the instructions on the screen to indicate your approval or disapproval votes by 5 p.m. on December 21, 2009.

3. Please read the back side as well.

I hereby exercise my voting right(s) on each of the proposals of the extraordinary shareholders meeting above (as may be continued or postponed) as indicated on the right (by circling Approval or Disapproval).		Proposal No.2

December , 2009		Shareholder Proposal
		Proposal	Approval or Disapproval on the Original Proposal
(Caution) If a shareholder does not indicate his/her approval or disapproval of each proposal, the absence of such indication shall be treated as a vote for “Approval” on the proposals by the company, and as a vote for “Disapproval” on the proposals by certain shareholders.		Proposal No.3

Login ID:

				Temporary Password:	Shareholder Number
NIPPONKOA Insurance Company, Limited